Columbia Bancorp Reports First Quarter ROE of 15.06%
                        With 16% Annualized Loan Growth

      THE DALLES, Ore., April 24 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, announced today first quarter earnings and an overview of our long-term expansion into some of the fastest growing markets in the Northwest. This remains a top priority in 2007, despite an industry-wide net interest margin compression driven by a flattening yield curve and an increase in our cost of funds. Columbia reported net income in the first quarter of $3.5 million, or $0.34 per diluted share, compared to $3.7 million, or $0.37 per diluted share in the first quarter of 2006. "Our net interest margin has been gradually compressing since the second quarter of 2006," explained Columbia Bancorp President and CEO, Roger Christensen. "Margin compression is a natural cycle in this business; this cycle will not dissuade our team from achieving the goal of building long term value for our customers, shareholders and employees," he added.

      FIRST QUARTER 2007 FINANCIAL HIGHLIGHTS

      1Q07 Return on Equity (ROE) was 15.06%
      1Q07 Return on Assets (ROA) was 1.45%
      1Q07 (tax equivalent) Net Interest Margin (NIM) was 5.82%
      1Q07 Efficiency Ratio was 57.93%

      In this challenging environment of margin compression and a foreseeable static Fed Funds rate, Christensen said management will continue its major areas of focus: operational efficiency, well-thought-out branch and administrative level expansions, the very best people in the right positions, balanced loan and deposit growth and advanced products and services designed to enhance the customer experience. "Columbia River Bank's employees have once again voted this organization one of Oregon's 50 best large companies to work for, as noted in Oregon Business Magazine's annual survey. Knowing our employees place their faith in this bank is a driving force in our performance and in management's strategic plans for the Company's future," added Christensen. Columbia Bancorp's Chief Financial Officer, Greg Spear, said it was worthwhile to note Columbia ranked 23rd in the April, 2007 issue of US Banker magazine's Top 200 Mid-Tier Banks Ranked by Three-Year Return on Equity (ROE), with a three-year average ROE of 18.41%.

      INCOME STATEMENT PERFORMANCE

      Revenue (net interest income plus non-interest income) grew in the first quarter to $15.6 million, compared to $14.3 million in the same quarter a year ago, an increase of $1.3 million or 9%. The net interest margin for the first quarter dropped 55 basis points to 5.82%, compared to 6.37% in the first quarter 2006. Non-interest expense for the quarter rose to $9.0 million, up $1.2 million, or 16%, from $7.8 million in the same period last year. As expected, the increase was due in large part to increased salary, benefit and occupancy expenses related to the Company's expansion into Yakima, Pasco, Sunnyside and Vancouver, Washington. Increases in other non-interest expense were attributable to management of a single problem loan, branch and credit card losses, investor relations and maintenance and repairs.

      The provision for loan losses increased 86% in the first quarter of 2007, compared to the same quarter of 2006. The provision for loan losses was $1.0 million for the period ending March 31, 2007, up $475,000 from the first quarter of the prior year. The provision included a significant charge-off of a loan to a single borrower. Management affirmed Columbia is appropriately reserved for the remaining balance on this loan to a single borrower related to the potato industry. Columbia's efficiency ratio, a measurement of operating effectiveness, increased from 54.47% in the first quarter of 2006 to 57.93% in the first quarter of 2007. The efficiency ratio measures overhead expenses as a percentage of total revenues and is calculated by dividing non-interest expense by net interest and non-interest income. The change in the efficiency ratio is due primarily to an increase in overhead expenses.

      BALANCE SHEET PERFORMANCE

      Columbia's loan portfolio grew 24% to $847.1 million in the first quarter of the year, compared to $684.1 million in the like quarter of 2006. Year-over-year growth continues to outperform strategic initiatives. Chief Banking Officer Shane Correa explained, "We experienced an increase over historical growth patterns in our loans from the end of the year through the first quarter of 2007. Loans grew $34 million, or 4%, due to strong demand for real estate loans." Total assets dropped slightly (2%) from December 31, 2006 to March 31, 2007, due primarily to a reduction in our interest bearing deposits with other financial institutions, but increased from $856.7 million at the end of the first quarter last year, to $1.0 billion as of March 31, 2007, a 19% rise.

      On the deposit side, Columbia continued to take a balanced approach to the increasingly competitive market environment. "The banking industry is facing challenges in gathering deposits," said Craig Ortega, Columbia River Bank's President. "We are responding to this challenge by hiring a team of dedicated deposit-gathering personnel, ramping up our marketing strategies and improving our core operational systems. We will also enhance our presence in the market place by continuing to provide superior customer service." Total deposits for the quarter ended March 31, 2007 jumped $171.8 million, or 24%, compared to the same quarter in the prior year. Deposit growth from December 31, 2006 to the first quarter of this year experienced a 4% gain of $35.3 million.

      Shareholders' equity increased 16% or $13.2 million in the first quarter to $93.7 million or $9.38 per share, compared to $80.5 million or $8.15 per share at the end of the first quarter of 2006. Tangible book value per share was $8.64 and $7.40 for the same respective periods.

      "Overall," said Spear, "our balance sheet is behaving in accordance with the rest of the industry in light of the challenges we faced in the first quarter and will continue to face throughout the year. Our goal is to maintain liquidity and focus on growth for the remainder of this year."


      LOOKING TO THE FUTURE

      "Management of Columbia Bancorp will be concentrating its efforts throughout the remainder of 2007 on adjusting to the flat yield curve and the compressing margin, as well as carefully monitoring our overhead expenses. At the same time, we remain committed to our expansion plans. By the end of this year, we anticipate the opening of at least one temporary branch as well as the completion of our satellite support office in Vancouver, Washington. We have had an exciting and positive response to our move into Vancouver, and we are looking forward to a rewarding relationship with our new business partners and neighbors in the community," stated Roger Christensen. "We continue to experience growing consumer confidence in the Pacific Northwest regions, with employment and housing keeping pace. Management remains dedicated to being a high performing bank and the premier community Bank of choice for our customers, shareholders and employees. We invite all shareholders and interested investors to join us Thursday, April 26th, for our annual shareholder's meeting, which will be held at The Discovery Center, The Dalles, Oregon, at 5:45 p.m."

      EARNINGS TELECONFERENCE AND WEBCAST

      Columbia will conduct a Teleconference and Webcast on Wednesday, April 25, 2007, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss results for the first quarter 2007. To participate in the call, dial 1-888-404-1740; the conference ID is 3837465. The live Webcast can be heard by going to Columbia Bancorp's web site, www.columbiabancorp.com, and clicking on Presentations/Webcast under the Investor Relations section. The call replay will be available starting two hours after the completion of the live call until April 30, 2007. To listen to the replay dial 1-800-642-1687 and use access code 3837465. The Webcast will be archived on Columbia Bancorp's website.

      ABOUT COLUMBIA BANCORP

      Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

      FORWARD LOOKING STATEMENTS

      This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management's present plans and intentions about our strategy, growth, and deployment of resources, and about management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management's current plans, they are subject to various risks and uncertainties, which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors that affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins, management's ability to open and generate growth from new branches, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

    INCOME STATEMENT
    (Unaudited)
    (In thousands, except per share data and ratios)

                                           Three Months Ended        %
                                               March 31,           Change
                                            2007         2006
Interest income                           $18,923      $15,558       22%
Interest expense                            6,010        3,600       67%
Net interest income before
 provision for loan losses                 12,913       11,958        8%
Provision for loan losses                   1,025          550       86%
Net interest income
 after provision for loan losses           11,888       11,408        4%

Non-interest income:
  Service charges and fees                  1,002        1,130      -11%
  Mortgage loan origination income          1,013          638       59%
  Financial services revenue                  220          199       11%
  Credit card discounts and fees              115          106        8%
  Other non-interest income                   296          246       20%
    Total non-interest income               2,646        2,319       14%

Non-interest expense:
  Salaries and employee benefits            5,042        4,577       10%
  Occupancy expense                         1,123          866       30%
  Other non-interest expense                2,849        2,333       22%
    Total non-interest expense              9,014        7,776       16%

Income before provision for income taxes    5,520        5,951       -7%
Provision for income taxes                  2,067        2,229       -7%
Net income                                 $3,453       $3,722       -7%

Earnings per common share
  Basic                                     $0.35        $0.38       -8%
  Diluted                                    0.34         0.37       -8%
Cumulative dividend per common share         0.10         0.09       11%

Book value per common share                 $9.38        $8.15
Tangible book value per common share (1)     8.64         7.40

Weighted average shares outstanding
  Basic                                     9,964        9,853
  Diluted                                  10,199       10,115
Actual shares outstanding                   9,992        9,880

                                                      Quarter Ended
                                               March 31,         March 31,
RATIOS (annualized)                              2007              2006
Interest rate yield on interest-
 earning assets, tax equivalent                  8.52%             8.28%
Interest rate expense on interest-
 bearing liabilities                             3.72%             2.75%
Interest rate spread, tax equivalent             4.79%             5.53%
Net interest margin, tax equivalent              5.82%             6.37%
Efficiency ratio (2)                            57.93%            54.47%
Return on average assets                         1.45%             1.84%
Return on average equity                        15.06%            19.01%
Average equity / average assets                  9.62%             9.69%


(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.

(2) Non-interest expense divided by net interest income and non-interest income.

BALANCE SHEET
(Unaudited)
(In thousands)
                                                   Year              Year
                                                   over               to
                                                   Year              Date
                             March 31,  March 31,   %   December 31,   %
ASSETS                          2007       2006   Change    2006    Change
Cash and cash equivalents       $93,497  $106,970  -13%    $148,514  -37%
Investment securities            39,791    35,776   11%      37,704    6%
Loans:
  Commercial loans              144,000   105,109   37%     136,582    5%
  Agricultural loans             86,170    82,363    5%      86,218    -
  Real estate loans             309,940   295,378    5%     347,526  -11%
  Real estate loans -
   construction                 276,099   175,594   57%     212,826   30%
  Consumer loans                 11,982    13,201   -9%      12,540   -4%
  Loans held for sale             8,323     4,079  104%       7,538   10%
  Other loans                    10,588     8,399   26%      10,212    4%
    Total gross loans           847,102   684,123   24%     813,442    4%

  Unearned loan fees             (1,315)   (1,404)   6%      (1,428)   8%
  Allowance for loan losses     (10,055)   (8,866) -13%     (10,143)   1%
      Net loans                 835,732   673,853   24%     801,871    4%

Property and equipment, net      19,877    16,748   19%      18,089   10%
Goodwill                          7,389     7,389    -        7,389    -
Other assets                     20,159    15,977   26%      19,621    3%
       Total assets          $1,016,445  $856,713   19%  $1,033,188   -2%

LIABILITIES
Deposits:
  Non-interest bearing
   demand deposits             $217,299  $214,561    1%    $235,037   -8%
  Interest bearing demand
   deposits                     289,716   293,187   -1%     313,433   -8%
  Savings accounts               35,356    42,666  -17%      35,456    -
  Time certificates             351,994   172,183  104%     275,140   28%
    Total deposits              894,365   722,597   24%     859,066    4%

Borrowings                       20,424    47,416  -57%      74,138  -72%
Other liabilities                 7,951     6,208   28%       8,966  -11%
       Total liabilities        922,740   776,221   19%     942,170   -2%

Shareholders' equity             93,705    80,492   16%      91,018    3%
       Total liabilities and
        shareholders' equity  1,016,445  $856,713   19%  $1,033,188   -2%

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS                    March 31, 2007    March 31, 2006
Delinquent loans on non-accrual status          $3,421            $2,808
Delinquent loans on accrual status                   -                 -
Restructured loans                                  48                36
Total non-performing loans                       3,469             2,844
Other real estate owned                              -                 -
Total non-performing assets                     $3,469            $2,844


Total non-performing assets / total assets       0.34%             0.33%



                                                      Quarter Ended
ALLOWANCE FOR CREDIT LOSSES              March 31, 2007     March 31, 2006
Allowance for loan losses, beginning
 of period                                      $10,143            $9,526
Provision for loan losses                         1,025               550
Recoveries                                           80                50
Charge offs                                      (1,193)             (570)
Reclassify liability for unfunded
 loan commitments                                     -              (690)
Allowance for loan losses, end of
 period                                          10,055             8,866
Liability for unfunded loan
 commitments                                        838               -
Allowance for credit losses                     $10,893            $8,866

Allowance for loan losses / gross
 loans                                             1.19%             1.30%
Allowance for credit losses / gross
 loans                                             1.29%             1.40%
Non-performing loans / allowance for
 loan losses                                      34.50%            32.08%



                                                    Quarter Ended
FINANCIAL PERFORMANCE                     March 31, 2007    March 31, 2006
Average interest-earning assets               $904,693          $766,141
Average gross loans                            827,908           686,339
Average assets                                 966,285           819,172
Average interest-bearing liabilities           654,611           531,185
Average interest-bearing deposits              617,226           501,250
Average deposits                               832,297           707,348
Average liabilities                            873,292           739,782
Average equity                                  92,993            79,390


SOURCE  Columbia Bancorp
    -0-                             04/24/2007
   /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President, CFO and CAO, +1-541/298-6612 or gspear@columbiabancorp.com, both of Columbia Bancorp/
  /Web site:  http://www.columbiabancorp.com/ (CBBO)